Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Adagio Therapeutics, Inc. of our report dated May 21, 2021, except for the effects of the stock split discussed in Note 15 to the consolidated financial statements, as to which the date is August 2, 2021, relating to the financial statements of Adagio Therapeutics, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 2, 2021